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                                                                    EXHIBIT 23.1

                          CONSENT OF ERNST & YOUNG LLP
                              INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of The Bank of New York Company, Inc. (the "Company") for the shelf registration of $2,390,000,000 of Debt Securities, Preferred Stock, Depositary Shares, Common Stock and Trust Preferred Securities, and to the incorporation by reference therein of our report dated February 1, 2002, with respect to the consolidated financial statements of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.



                                                       /s/ ERNST & YOUNG LLP


New York, New York
May 31, 2002